EXHIBIT 99.1

      NTL INCORPORATED RECEIVES REQUISITE CONSENTS FROM HOLDERS OF ITS
             2004 SENIOR NOTES PURSUANT TO CONSENT SOLICITATION

     New York October 5, 2006 - NTL Incorporated (NASDAQ:NTLI) announced today that its subsidiary, NTL Cable PLC, has received consents from holders of a majority of its outstanding 9.75% Senior Notes due 2014 (Sterling-denominated) (the "Sterling Notes"), 8.75% Senior Notes due 2014 (U.S. Dollar-denominated) (the "Dollar Notes") and 8.75% Senior Notes due 2014 (Euro-denominated) (the "Euro Notes"), which were issued in 2004 (the "2004 Notes").

     To allow holders who are in the process of delivering their consents to receive the consent payment described below, the consent solicitation has been extended and will now expire at 5:00 p.m. New York time on October 6, 2006 (the "Expiration Date"). There will be no further extensions, and consents may no longer be withdrawn.

     The consents are sufficient to effect the proposed amendments to the indenture governing the Notes, as described in the Company's Consent Solicitation Statement dated September 21, 2006 (the "Statement"), pursuant to which the consent solicitation was made.

     NTL Cable PLC will proceed to execute a supplemental indenture effecting the proposed amendments to the indenture governing the Notes. NTL Cable PLC will make the consent payment of (pound)1 for each (pound)1,000 principal amount of Sterling Notes, $1 for each $1,000 principal amount of Dollar Notes, and (euro)1 for each (euro)1,000 principal amount of Euro Notes for which consents were received (and not previously validly revoked) prior to the Expiration Date.

     NTL Cable PLC retained J.P. Morgan Securities Ltd. to serve as the exclusive Solicitation Agent for the consent solicitation. Requests for further information may be directed to Nigel Walder of J.P. Morgan Securities Ltd. by telephone at +44 20 7777 1074.

     This press release is not a solicitation of consent with respect to any securities, and is not open to holders of 2004 Notes in Italy. The consent solicitation was made solely by the Statement.

NOTES TO EDITORS - ABOUT NTL:TELEWEST

     On 4 March 2006 NTL Incorporated completed a merger with Telewest Global, Inc., creating the UK's largest provider of residential broadband and the UK's leading provider of triple play services. The company recently completed its acquisition of Virgin Mobile. NTL offers a wide range of communications and entertainment services to more than 5 million residential customers. ntl:Telewest networks can service more than 12 million homes - 50% of UK households.

CONTACT

     NTL Incorporated
     Investor Relations:
     Richard Williams, +44 (0) 20 7299 5479
     richard.williams@ntl.com
     or
     Media (Brunswick):
     Nick Claydon or Fiona Laffan, +44 (0) 20 7404 5959